www.dlhcorp.com

July 15, 2020

Kevin H. Beverly

Dear Kevin,

This letter agreement will confirm the mutual understandings that we have agreed upon concerning your employment with DLH Holdings Corp. ("DLH") as President - Social & Scientific Systems, Inc.

Effective July 13, 2020, you acknowledge and agree that you are no longer employed by DLH as the President - Social & Scientific Systems, Inc. However, as we have discussed, you agree to remain in the employ of DLH for a transition period as Special Advisor to the CEO in order to provide transition support services to DLH and the Social & Scientific Systems, Inc. leadership team. The duration of the transition services is anticipated to be for a period of three weeks from July 13, 2020 to July 30th, after which your employment with DLH will end; provided, however, such transition period may be reduced or extended upon our mutual written agreement.

During the term of this letter agreement, you agree to perform such services and duties as are delegated to you by the Chief Executive Officer of the Company and shall devote such time and attention to the discharge of your duties as may be necessary and appropriate to accomplish and complete such duties.
During the term hereof, you will continue to be compensated at the same rate as was in effect immediately prior to your execution of this letter.

DLH agrees that upon the termination of your employment, you shall be entitled to Accrued Compensation, Severance Payments, and Continuation Coverage in accordance with Paragraph 3(a) of the Change in Control, Severance and Covenant Agreement effective as of October 18, 2019 (the "Severance Agreement"), and a pro-rated incentive bonus for fiscal year 2020 (through the fiscal quarter ended June 30, 2020) equal to 50% of your current base salary, subject to your execution and non-revocation of a separation and release of claims agreement as set forth in the Severance Agreement.

In addition, you acknowledge and agree that you hold a stock option to acquire 250,000 shares of DLH's common stock pursuant to an Employee Stock Option Certificate and Agreement ("Option Agreement") by and between DLH and you, dated October 18, 2020, granted under DLH's 2016 Omnibus Equity Incentive Plan, as amended (the "Plan"), of which, as of the date hereof, all Option shares were unvested. Subject to your compliance with the terms and conditions of this letter agreement, the Management Resources and Compensation Committee of the Board of Directors of DLH has agreed to accelerate the vesting of 50,000 unvested Option shares that were otherwise scheduled to vest on the one-year anniversary of the grant date. You will be eligible to vest in these Option shares as of your final date of employment, to the extent that it occurs prior to the originally scheduled initial vesting date set forth in your Option Agreement. For the avoidance of doubt, all Option shares that do not vest as of your last date of employment shall be forfeited immediately in connection with your termination.

This letter sets forth the entire agreement between the parties concerning its subject matter and supersedes all prior agreements, letters and understandings between the parties, whether oral or written prior to the

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date of this letter, provided, however, that the terms and conditions of each of your Option Agreement, the Plan, and your Severance Agreement (each as amended by this letter), shall remain in full force and effect.

Atlanta HQ	National Capital Region HQ
3565 Piedmont Road NE	8757 Georgia Ave
Tower 3, Suite 700	Suite 1200
Atlanta, GA 30305	Silver Spring, MD 20910

www.dlhcorp.com

To indicate your agreement with the terms of this letter, please sign this letter in the space provided below and return it to me.

Sincerely,

DLH Holdings Corp.		Agreed and accepted as of the date set forth above:

By:	/s/ Zachary C. Parker	By:	/s/ Kevin H. Beverly
Name:	Zachary C. Parker		Kevin H. Beverly
Title:	Chief Executive Officer and President

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Atlanta HQ	National Capital Region HQ
3565 Piedmont Road NE	8757 Georgia Ave
Tower 3, Suite 700	Suite 1200
Atlanta, GA 30305	Silver Spring, MD 20910